                                                       Rule 424(b)(3) Prospectus
                                                      Registration No. 333-65833

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED NOVEMBER 18, 1998


                               3,452,181 Shares

                             BRE PROPERTIES, INC.

                                 Common Stock


     This Prospectus Supplement supplements information contained in that certain Prospectus of BRE Properties, Inc. dated November 18, 1998 as amended by Prospectus Supplement No. 1 dated May 20, 1999 (the Prospectus and the Prospectus Supplement together, the "Prospectus") relating to the potential sale from time to time of up to 3,452,181 shares of BRE common stock by the selling shareholders of BRE Properties, Inc. identified in the Prospectus and this Prospectus Supplement. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meaning assigned to such terms in the Prospectus.

                          __________________________

           The date of this prospectus supplement is March 13, 2000
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     The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling
Shareholders who may sell BRE common stock pursuant to the Prospectus, as amended or supplemented.

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                                                                      Units Owned That
                                        Shares Of Common              May Be Exchanged            Number Of Shares
                                          Stock Owned                 For Common Stock              Of Common Stock
                                       Beneficially As Of             After November 18,          Owned Beneficially
        Selling Shareholders            January 25, 2000                    1998                  After The Offering
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
 Kevin A. Baldridge                              0                          60,537                         0
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 Clifford A. Breining                            1                          42,031                         1
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 CFP Residential, L.P.                           0                         382,581(1)                      0
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 John R. Carmichael                              0                             156                         0
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 Harlan R. Crow                                  0                             172(2)                      0
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 Trammell S. Crow                                0                           1,394                         0
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 Crow Residential Realty Investors,
 L.P.                                            0                             371(3)                      0
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 Jeffrey A. Duke                             6,001(4)                       73,265                     6,001
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 Patrick W. Dukes                                0                         122,920                         0
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 David J. Elwell                                 0                           7,675                         0
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 E. Garth Erdossy                                0                          92,418                         0
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 Max L. Gardner                                  0                           2,423                         0
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 V. Jay Hiemenz                              6,001(5)                       58,295                     6,001
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 Robert M. Hutt                              6,001(6)                       73,774                     6,001
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 The Northwestern Mutual Life
 Insurance Company                         175,000(7)                      445,262                   175,000
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 Randy J. Pace                                   0                          73,975                         0
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 RCS Development Corporation                     0                          19,340(8)                      0
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 Salomon Brothers Real Estate
 Development Corp.                               0                          22,280                         0
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 Robert C. Speicher and Susan M.
 Speicher, As Trustees of the
 Speicher Family Trust Dated
 January 7, 1991, as amended.                    0                          33,142(9)                      0
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 Robert C. Talbott                               0                          58,888                         0
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 Thomas Teague                                   0                           5,912                         0
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 TCF Residential Partnership Ltd.                0                         196,960(10)                     0
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 J. Ronald Terwilliger                       8,000(11)                     375,145(12)                 8,000
---------------------------------------------------------------------------------------------------------------------

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
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                                                                      Units Owned That
                                        Shares Of Common              May Be Exchanged            Number Of Shares
                                          Stock Owned                 For Common Stock              Of Common Stock
                                       Beneficially As Of             After November 18,          Owned Beneficially
        Selling Shareholders            January 25, 2000                    1998                  After The Offering
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
 J. Ronald Terwilliger Grantor Trust             0                             371(13)                     0
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 William W. Thompson                             0                          62,100                         0
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 Trammell Crow Residential
 Company(14)                                     0                           1,907                         0
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 Bruce C. Ward                              11,875(15)                     577,547                    11,875
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 Leonard W. Wood
 Family Limited Partnership                      0                         152,194                         0
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 Ronald A. Yoda                                  0                             674                         0
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 Other Selling Shareholders(16)                  0                         102,500                         0
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

 (1) Units are beneficially owned by the general partner of the partnership. Crow Family, Inc. is the general partner of this unitholder. The Chief Executive Officer of Crow Family, Inc. is Harlan R. Crow.

 (2) Does not include: (i) 382,581 units owned by CFP Residential, L.P.; (ii) 371 units owned by Crow Residential Realty Investors, L.P.; (iii) 196,960 units owned by TCF Residential Partnership Ltd.; and (iv) 1,907 units owned by Trammell Crow Residential Company.

 (3) Units are beneficially owned by the general partner of the partnership. Crow Family, Inc. is the general partner of this unitholder. The Chief Executive Officer of Crow Family, Inc. is Harlan R. Crow.

 (4) Includes options to purchase 6,000 shares of BRE common stock. Mr. Duke is a Vice President of BRE Properties, Inc., and a Vice President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.

 (5) Includes options to purchase 6,000 shares of BRE common stock. Mr. Hiemenz is a Vice President of BRE Properties, Inc.

 (6) Includes options to purchase 6,000 shares of BRE common stock. Mr. Hutt is a Vice President of BRE Properties, Inc. and a Vice President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.

 (7) 45,000 of these shares are held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

 (8) Does not include 33,142 units beneficially owned by Robert C. Speicher and Susan M. Speicher, As Trustees of the Speicher Family Trust Dated January 7, 1991, as amended.

 (9)  Does not include 19,340 units owned by RCS Development Corporation. Robert
      C. Speicher is the President of RCS Development Corporation.

 (10) Units are benefically owned by the general partner of the partnership. Mill Spring Holdings, Inc. is the general partner of this unitholder. The Chief Executive Officer of Mill Spring Holdings, Inc. is Harlan R. Crow.

 (11) Includes options to purchase 8,000 shares of BRE common stock. Mr. Terwilliger is a Director of Trammell Crow Residential Company.

 (12) Does not include (i) 371 units owned by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the sole trustee and (ii) 1,907 units owned by Trammell Crow Residential Company.

 (13) Does not include (i) 375,145 units owned by J. Ronald Terwilliger, who is the sole trustee of the J. Ronald Terwilliger Grantor Trust and (ii) 1,907 units owned by Trammell Crow Residential Company.

 (14) J. Ronald Terwilliger is the President and a Director, and Harlan R. Crow is a Director, of Trammell Crow Residential Company.

 (15) Includes options to purchase 10,000 shares of BRE common stock and 1,875 shares of restricted common stock. Mr. Ward is an Executive Vice President of BRE Properties, Inc. and the President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.

 (16) Represents selling shareholders who may be named in supplements to this prospectus. These selling shareholders may receive units exchangeable for BRE common stock upon the achievement of certain performance goals, employment or other conditions to issuance.